Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [*****] INDICATES THAT INFORMATION HAS BEEN REDACTED OR OMITTED.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Express, LLC,

a Delaware limited liability company,

Express, Inc.,

a Delaware corporation,

and

WH BORROWER, LLC,

a Delaware limited liability company,

dated as of

December 8, 2022

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A	Form of Contribution Agreement

Exhibit B	Form of Operating Agreement

Exhibit C	Form of License Agreement

-iii-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of December 8, 2022 (“Effective Date”), is entered into by and among Express, Inc., a Delaware corporation (“Parent”), Express, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Seller”) and WH Borrower, LLC, a Delaware limited liability company (“WHP”). WHP, Parent and Seller shall be referred to herein, from time to time, collectively, the “Parties,” and each, a “Party”.

RECITALS

WHEREAS, Parent and WHP desire to enter into a partnership (the “Partnership”), the purpose of which is to transform Parent from a mono-brand specialty retailer into an omni-channel platform that will develop and grow multiple brands globally together with WHP;

WHEREAS, as of the date hereof, Parent or a Subsidiary thereof is the owner of the Contributed Assets (as defined herein) and, in furtherance of the establishment of the Partnership, Parent desires to cause the Contributed Assets to be contributed to EXP TOPCO, LLC, a Delaware limited liability company (the “Company”), which, following the consummation of the transactions contemplated by this Agreement, will be owned 60% by WHP, or a Subsidiary thereof, and 40% together by Seller and Contribution Co;

WHEREAS, Parent indirectly owns 100% of the issued and outstanding equity interests in each of Seller and a Delaware limited liability company to be formed following the date hereof (“Contribution Co” and, together with Seller, the “IP Contributors”);

WHEREAS, promptly following the Effective Date, Parent shall cause the IP Contributors to form the Company, which, upon formation, shall be owned 100% by Seller;

WHEREAS, at least two (2) Business Days prior to the consummation of the transactions contemplated by this Agreement, and subject to the terms and conditions set forth herein, (a) Seller is the owner of 100% of the Contributed Assets, (b) Seller shall contribute the Contributed Assets owned by Seller to the Company in exchange for 100% of the limited liability interests of the Company (the “IP Contribution”) and (c) immediately thereafter, Seller shall assign, and Contribution Co shall accept, 1% of the issued and outstanding limited liability interests of the Company to Contribution Co in accordance with the Contribution Agreement (the “Contribution Agreement”), substantially in the form attached hereto as Exhibit A;

WHEREAS, subject to the terms and conditions set forth herein, and in furtherance of the establishment of the Partnership, at least two (2) Business Days following the consummation of the IP Contribution, WHP (directly or indirectly through one of its Subsidiaries) desires to purchase from Seller, and Seller desires to sell to WHP (or a Subsidiary thereof), all of Seller’s right, title and interest in and to 60% of the Company’s total outstanding limited liability company interests (the “Purchased Equity”) in exchange for the Purchase Price (as defined herein) (the “Membership Interests Purchase”);

WHEREAS, subject to the terms and conditions set forth herein, and immediately upon consummation of the Membership Interests Purchase, Parent and WHP desire to enter the operating agreement among Seller, Contribution Co, WHP and the Company (the “Operating Agreement”), substantially in the form attached hereto as Exhibit B, pursuant to which Seller, will own 39% of the limited liability company interests of the Company, Contribution Co will own 1% of the limited liability company interests of the Company, and a Subsidiary of WHP (the “WHP Member”) will own 60% of the limited liability company interests of the Company;

WHEREAS, subject to the terms and conditions set forth herein, and immediately upon consummation of the Membership Interests Purchase, the Company will grant to Parent a license to the Contributed Assets pursuant to, and as further set forth in, a license agreement between the Company and Parent (the “License Agreement”), substantially in the form attached hereto as Exhibit C; and

WHEREAS, simultaneously with the execution of this Agreement, Parent and WHP have entered into that certain investment agreement (the “Investment Agreement”), pursuant to which, among other things, WHP will make a private investment in the common stock of Parent, par value $0.01 per share (“Parent Common Stock”), in accordance with the terms set forth therein and substantially concurrently with the consummation of the Membership Interests Purchase (the “PIPE Investment”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I CERTAIN DEFINITIONS

Section 1.01 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accountant” shall have the meaning set forth in Section 2.04(a).

“Acquisition Proposal” shall have the meaning set forth in Section 7.03.

“Action” shall have the meaning set forth in Section 4.06.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (i) that the Parent and its Subsidiaries shall not be deemed to be Affiliates of WHP or any of its Affiliates and (ii) “portfolio companies” (as such term is customarily used in the private equity industry) in which any Person or any of its Affiliates has an investment shall not be deemed an Affiliate of such Person so long as such portfolio company (x) has not been directed by WHP or any of its Affiliates or any Investor Director (as such term is defined in the Investment Agreement) in carrying out any act prohibited by this Agreement, (y) is not a member of a group (as such term is defined in Sections 13(d)(3) and 13(g)(3) of the Exchange Act) with either WHP or any of its Affiliates with respect to any securities of Parent, and (z) has not received from WHP or any Affiliate of WHP or any Investor Director, directly or indirectly, any Confidential Information (as such term is defined in the Confidentiality Agreement). For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and, in any event, without limitation of the previous sentence, any Person owning more than 50% or more of the voting securities of another Person shall be deemed to control that Person.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Debt Commitment Letter” shall have the meaning set forth in Section 7.18(d).

“Alternative Financing” shall have the meaning set forth in Section 7.18(d).

“Ancillary Documents” means the Operating Agreement, the License Agreement, the Management Agreement and the Contribution Agreement.

“Assigned Contracts” shall have the meaning set forth in Section 4.05.

“Business Days” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in New York, New York.

“Claim” shall have the meaning set forth in Section 9.03(a).

“Claim Notice” shall have the meaning set forth in Section 9.03(a).

“Closing” shall have the meaning set forth in Section 3.01.

“Closing Date” shall have the meaning set forth in Section 3.01.

“Confidentiality Agreement” means the Confidentiality Agreement between Parent and WHP, dated as of August 24, 2022.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses and subcontracts), including all amendments, supplements, exhibits and schedules thereto.

“Contributed Assets” means the assets contributed to the Company pursuant to the Contribution Agreement.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, mandate, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

“Debt Commitment Letter” means that certain Commitment Letter, dated as of the date hereof, by and among the Debt Financing Sources and WHP, including the exhibits, schedules, annexes and amendments to such Debt Commitment Letter, as may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time to the extent not prohibited by this Agreement.

“Debt Financing” means the debt financing contemplated by the Debt Commitment Letter.

“Debt Financing Sources” means the financial institutions that have committed to provide, or otherwise entered into agreements in connection with the Debt Financing (including any Alternative Financing) in connection with the transactions contemplated by this Agreement, including BlackRock Capital Investment Advisors, LLC pursuant to the Debt Commitment Letter, together with their Affiliates, officers, directors, employees, agents, advisors and representatives and their respective successors and assigns.

“Definitive Agreements” shall have the meaning set forth in Section 7.18(a).

“Disclosure Schedules” shall have the meaning set forth in Section 2.02.

“DOJ” shall have the meaning set forth in Section 7.11

“Effective Date” shall have the meaning set forth in the Preamble.

“Encumbrance” shall have the meaning set forth in Section 2.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities Laws and the rules and regulations of the SEC promulgated thereunder.

“Fraud” means actual (and not constructive, including claims based on recklessness) common Law fraud under Delaware Law with respect to the making of an express representation or warranty contained in this Agreement.

“FTC” shall have the meaning set forth in Section 7.11.

“Fundamental Representations” shall have the meaning set forth in Section 9.04.

“GAAP” means United States generally accepted accounting principles as in effect for the applicable period or date.

“Governmental Authority” means any government, court, regulatory or administrative agency, arbitrator (public or private), commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Form” shall have the meaning set forth in Section 7.11

“Indemnification Cap” means $235,000,000.

“Indemnified Party” shall have the meaning set forth in Section 9.03(a).

“Indemnifying Party” shall have the meaning set forth in Section 9.03(a).

“Indemnified Taxes” means (i) all Taxes (or the non-payment thereof) of the Company (including any predecessor thereto), or Taxes for which the Company (or any of its predecessors) is liable, for any Pre-Closing Tax Period, including any “imputed underpayment” within the meaning of Code Section 6225 (or any similar provision of state, local, or non U.S. law) imposed on the Company (or any of its predecessors) that is attributable to a Pre-Closing Tax Period, (ii) any and all Taxes of any Person (other than the Company) imposed on the Company (or any predecessor thereto) as a transferee or successor, by contract (other than a contract entered into in the ordinary course of business the primary purpose of which is not Taxes) or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, (iii) any and all Taxes resulting from a breach of the representations in Section 4.12 or a breach of the covenants and agreements contained in Section 7.09, and (iv) any costs or expenses relating to an audit, contest or proceeding related to any of the foregoing clauses (i) through (iii).

“Insolvent” shall have the meaning set forth in Section 4.07.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging design, slogans, Internet domain names, rights to social media accounts, and other indicia of source, origin or quality, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing (collectively, “Marks”); (b) copyrights in both published and unpublished works (including all compilations, databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above), mask work rights, including all applications and registrations related to the foregoing (“Copyrights”); (c) rights under applicable trade secret Law in trade secrets and other confidential or proprietary information (including know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, process technology, software development methodologies, algorithms, technical information, proprietary business information, customer and supplier lists, customer and supplier records, pricing and cost information, reports, plans, drawings, blue prints, data, databases, data collections, designs, processes, formulae, schematics, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures, testing results and business, financial, sales and marketing plans) (collectively, “Trade Secrets”); (d) patents, patent applications of any kind and patent rights (collectively, “Patents”); (e) websites; (f) other intellectual property and related proprietary rights, interests and protections recognized by Law, including rights of publicity and privacy (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing); and (g) goodwill and claims of infringement and misappropriation of any and all of the forgoing against third parties.

“Intended Tax Treatment” shall have the meaning set forth in Section 7.09(e).

“Investment Agreement” shall have the meaning set forth in the Recitals.

“Judgment” means an order, judgment, injunction, ruling, writ or decree of any Governmental Authority.

“Knowledge” whether or not capitalized, or any similar expression used with respect to Seller, means the actual knowledge of those individuals listed on Section 1.1 of the Disclosure Schedule.

“Law” means all state or federal laws, common law, statutes, ordinances, codes, rules or regulations.

“Liabilities” means any and all debts, liabilities, costs, guarantees, commitments, assessments, expenses, claims, losses, damages, deficiencies and obligations, whether accrued or fixed, accrued or not accrued, due or to become due, direct or indirect, whenever or however arising (including whether arising out of any contract, common law or tort based on negligence or strict liability).

“License Agreement” shall have the meaning set forth in the Recitals.

“Licenses Out” shall have the meaning set forth in Section 4.04(a).

“Losses” means any awards, fines, fees, suits, actions, causes of action, judgments, Taxes and awards directly incurred or suffered (and, if applicable, reasonable consultants’ and attorneys’ fees associated therewith) including any such fees and expenses incurred in connection with investigating, defending against or settling any of the foregoing and the reasonable costs and expenses of enforcing the indemnification rights of the Indemnified Party hereunder.

“Management Agreement” means that certain management agreement by and between Seller and an affiliate of WHP to be dated as of the Closing Date, which is to be negotiated in good faith by the parties before the Closing Date.

“Material Adverse Effect” means any change, event, effect, occurrence, development or circumstance that, individually or in the aggregate, has had a material adverse effect on (i) the Contributed Assets or (ii) the business, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole; provided that, none of the following, and no changes, events, effects or circumstances arising out of, relating to or resulting from the following (in each case, by itself or when aggregated) either alone or in combination, will be deemed to be or constitute a Material Adverse Effect or will be taken into account when determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur (subject to the limitations set forth below):

(i)	changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;

(ii)

changes in conditions in the financial markets, credit markets or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in monetary policy or exchange rates for the currencies of any country; (C) inflation; or (D) or (D) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii)	changes in conditions in the industries in which the Company and its Subsidiaries conduct business (including supply chain delays and increases in raw material prices);

(iv)

changes in regulatory, legislative or political conditions (including civil unrest, protests and public demonstrations (in each case, whether or not violent), any government responses thereto (e.g., curfews) and any escalation or worsening thereof);

(v)

any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, cyber-attack (including by means of cyber-intrusion or other cyber-security breach), terrorism or military actions (including any escalation or general worsening of, or any Law or sanction, mandate, directive, pronouncement, guideline or recommendation issued by a Governmental Authority in response to, any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

(vi)	earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other natural or man-made force majeure events;

(vii)

any (A) epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), human health crises or other force majeure events, in each case, including any worsening thereof, or (B) Law or mandate, directive, pronouncement, guideline or recommendation issued by a Governmental

Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law or directive, pronouncement or guideline or interpretation thereof or any material worsening of such conditions (including any COVID-19 Measures);

(viii)

the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees, regulators, Governmental Authorities, or any other Person;

(ix)	the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;

(x)	any action taken or refrained from being taken, in each case to which the Investor has expressly approved, consented to or requested in writing following the date of this Agreement;

(xi)	changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement, implementation or interpretation of any of the foregoing);

(xii)

changes in the price or trading volume of the Parent’s Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Material Adverse Effect has occurred, unless otherwise contemplated by the exceptions to this definition);

(xiii)

any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any internal or public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure described in the foregoing clauses (A) or (B) may be taken into consideration when determining whether a Material Adverse Effect has occurred, unless otherwise contemplated by the exceptions to this definition);

(xiv)	the availability or cost of equity, debt or other financing to the Investor;

(xv)	any government shutdown or slowdown;

(xvi)

 any Action commenced or threatened against a party hereto or any of its Subsidiaries or Affiliates (or their respective directors, members, managers, partners or officers) or otherwise relating to, involving or affecting such party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, other than any Action that is (A) solely among all or some of the parties hereto and (B) related to this Agreement;

(xvii)	the identity of, or any facts or circumstances relating to, the Investor or its Affiliates, the respective financing sources of or investors in the foregoing; and

(xviii)	any breach by the Investor of this Agreement;

except, in each case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (xi) and (xv) (excluding any change, event, effect or circumstance arising from or related to COVID-19 or COVID-19 Measures), to the extent (and only to the extent) that such change, event, effect or circumstance has had a disproportionate adverse effect on the Company and its Subsidiaries relative to other similarly situated companies operating in the same industries (and conducting operations in the same geographic locations) in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Material Adverse Effect has occurred.

“Membership Interests Purchase Transactions” means the transactions contemplated by this Agreement and the Contribution Agreement.

“MGF Security Agreement” means Guaranty and Security Agreement, dated as of January 13, 2021, made by Parent, Express Topco LLC, a Delaware limited liability company, Express Holdings, LLC, a Delaware limited liability company, Express, LLC, a Delaware limited liability company, the other Guarantors (as defined therein) party thereto, to MGF Sourcing US, LLC, as collateral agent for its own benefit and for the benefit of the other Secured Parties (as defined therein).

“Operating Agreement” shall have the meaning set forth in the Recitals.

“Outside Date” shall have the meaning set forth in Section 10.01(c).

“Parent” shall have the meaning set forth in the Recitals.

“Parent Common Stock” shall have the meaning set forth in the Recitals.

“Parent Credit Facility” means that certain (a) Second Amended and Restated Asset-Based Loan Credit Agreement, dated as of May 20, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among Express Holdings, LLC, a Delaware limited liability company (the “Parent”), Seller, Express Topco LLC, a Delaware limited liability company (“Intermediate Holdings”), Express, LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors (as defined therein) party thereto (the Subsidiary Guarantors, together with the Parent, Holdings, Intermediate Holdings and the Borrower, the “Companies”), the Lenders (as defined therein) party thereto and Wells Fargo Bank, National Association (“Wells Fargo”) as Administrative Agent and Collateral Agent (each as defined therein), (b) Asset-Based Term Loan Agreement, dated as of January 13, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “FILO Credit Agreement”, together with the ABL Credit Agreement, the “Existing Credit Facilities”), by and among the Companies, the Lenders (as defined therein) party thereto, and Wells Fargo, as Administrative Agent and Collateral Agent (each as defined therein) and (c) any other credit agreement, indenture, notes or other instrument, that replaces or refinances the Existing Credit Facilities.

“Parent Group” means Parent, Seller and, when formed and prior to the consummation of the transactions contemplated by this Agreement, the Company.

“Parent-Related Developments” shall have the meaning set forth in Section 4.04(b)(vii).

“Parties,” or “Party” shall have the meaning set forth in the Preamble.

“Partnership” shall have the meaning set forth in the Recitals.

“Permitted Encumbrances” means, with respect to any Person, any of the following: (a) liens for Taxes, assessments and governmental charges or levies either (i) not yet delinquent or (ii) that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the financial statements in accordance with GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests arising or occurring in the ordinary course of business, that are not yet due or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the financial statements in accordance with GAAP; (c) any non-exclusive license or covenant not to sue granted with respect to any Intellectual Property rights; (d) statutory, common Law or contractual liens, or other encumbrances of record securing payments not yet due; (e) Encumbrances created by this Agreement; and (f) other imperfections of title or Encumbrances, if any, that are not material to the Contributed Assets.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“PIPE Investment” shall have the meaning set forth in the Recitals.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) that ends on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period.

“Purchase Price” shall have the meaning set forth in Section 2.06.

“R&W Insurance Policy” means a representation and warranty liability insurance policy obtained by WHP or one of its Affiliates on terms and conditions satisfactory to WHP.

“Representatives” means, with respect to a Person, such Person’s Affiliates and its and such Affiliates respective directors (or equivalent), officers, managers, employees, members, investment bankers, consultants, and legal, financial, internal and independent accounting and other advisors and representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Indemnitees” shall have the meaning set forth in Section 9.02(a).

“Seller Member” shall have the meaning set forth in the Recitals.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” or “Taxes” means any and all United States federal, state, local or non-United States taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax, whether disputed or not) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, imputed underpayments, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees.

“Tax Allocation Schedule” shall have the meaning set forth in Section 2.04.

“Tax Claims” means any Claim arising from (a) a breach of the representations and warranties contained in Section 4.12, (b) the obligations set forth in Section 9.01(a)(ii) or (c) other Losses in respect of Taxes.

“Tax Returns” means returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

“Third Party” means any Person other than WHP and Parent and each of their respective Subsidiaries and Affiliates.

“Third-Party IP” shall have the meaning set forth in Section 4.04(b)(iv).

“Transactions” means the transactions contemplated by this Agreement, the Investment Agreement and the Ancillary Documents, including, for the avoidance of doubt, the Membership Interests Purchase and the PIPE Investment.

“Transfer Taxes” shall have the meaning set forth in Section 7.09.

“WHP” shall have the meaning set forth in the Preamble.

“WHP Indemnitees” shall have the meaning set forth in Section 9.01(a).

“WHP Material Adverse Effect” means any effect, change, event or occurrence that would prevent or materially delay, interfere with, hinder or impair (i) the consummation by WHP of any of the Transactions on a timely basis or (ii) the compliance by WHP with its obligations under this Agreement.

“WHP Member” shall have the meaning set forth in the Recitals.

“WHP Revolver” shall mean the “Revolving Credit Facility” with commitments of $50,000,000 under and as defined in that certain Credit Agreement, dated as of February 15, 2022, by and among WH Intermediate, LLC, WHP, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent and the L/C issuers and lenders from time to time party thereto, as in effect on the date hereof.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such action would be a breach of this Agreement.

Article II CONTRIBUTIONS; PURCHASE AND SALE

Section 2.01 Formation of the Company; Pre-Closing Contributions.

(a)

Promptly following the date hereof, Parent shall cause Seller and Contribution Co to form the Company as a Delaware limited liability company. At formation, Seller shall be the owner of 100% of the issued and outstanding limited liability company interests of the Company.

(b)	Prior to the Closing, Seller owns the Contributed Assets set forth on Exhibit A to the Contribution Agreement.

(c)

At least two (2) Business Days prior to the Closing, Seller shall, and shall cause its applicable Subsidiaries to, consummate the IP Contribution in accordance with, and subject to, the terms and conditions of the Contribution Agreement, such that following the consummation of the IP Contribution, all right, title and interest in and to the Contributed Assets owned by Seller as of the date hereof shall have been assigned, transferred and conveyed to the Company.

(d)	Immediately thereafter, Seller shall assign, and Contribution Co shall accept, 1% of the issued and outstanding limited liability company interests of the Company to Contribution Co.

Section 2.02 Purchase and Sale of Purchased Equity. Subject to the terms and conditions set forth herein, Seller shall sell, transfer, convey and deliver to WHP, and WHP shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest to the Purchased Equity, free and clear of any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (each, an “Encumbrance”), other than Permitted Encumbrances.

Section 2.03 Transaction Consideration. In consideration of the consummation of the Membership Interests Purchase Transactions, including the sale, conveyance, transfer and delivery of the Purchased Equity by Seller to WHP on the terms set forth in this Agreement, WHP shall pay (or cause to be paid) to Seller (or to Parent, on behalf of Seller) the aggregate purchase price for the Purchased Equity of $235,000,000 (the “Purchase Price”) at the Closing (as defined below) in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions to be provided by Parent to WHP at least one (1) Business Day prior to the Closing Date. Following the Closing, the WHP Member shall hold 60% of the outstanding limited liability company interests of the Company, Seller shall hold 39% of the outstanding limited liability company interests of the Company and Contribution Co shall own 1% of the outstanding limited liability company interests of the Company.

Section 2.04 Allocation of Purchase Price. Parent shall prepare and deliver to WHP a schedule allocating the Purchase Price (plus other relevant items) among the assets of the Company for all tax purposes in accordance with an allocation schedule consistent with Section 755 of the Code, including sufficient detail to permit the Parties to make the computations and adjustments required under Sections 734(b), 743(b), and 751 and 752 of the Code, (the “Tax Allocation Schedule”) within 120 days following the Closing Date (as defined below).

(a)

If within sixty (60) days following receipt of the Tax Allocation Schedule, WHP notifies Parent in writing that such person disputes any item set forth in the Tax Allocation Statement and the parties are unable to resolve such disputed item within thirty (30) days or such other mutually agreed upon period, the Parties shall refer the disputed item to a nationally recognized independent accounting firm reasonably acceptable to the Company, Parent, WHP and Seller, or, if such firm is unable or unwilling to act or if such firm has been engaged by any of the parties from or after the date hereof and is thus no longer “independent”, another nationally recognized independent accounting firm reasonably acceptable to WHP (the “Accountant”), which, acting as an expert and not an arbitrator, shall as promptly as reasonably practicable resolve such disputed item in accordance with the procedural principles set forth in this Section 2.04. The Tax Allocation Schedule, as mutually agreed upon or otherwise determined by the Accountant, shall be final and binding upon the Company, Parent, WHP and Seller.

(b)

WHP shall be entitled to submit (with a copy to the other party) to the Accountant such documents and materials and to make such presentations and arguments as such party shall deem necessary or appropriate; provided that the parties agree that neither party shall have any ex parte communications with the Accountant. The Accountant (i) shall consider only disputes with respect to the Tax Allocation Schedule, (ii) shall be bound by the terms of this Agreement and (iii) shall only consider the documents, materials, presentations and arguments made by WHP (i.e., shall not engage in any independent review). The Accountant shall deliver to the Company, Parent, WHP and Seller, as promptly as practicable, a written report setting forth its resolution of the disputed matter. Such report shall be final and binding upon, and non-appealable by, the parties.

(c)

The costs and expenses of the Accountant shall be allocated between WHP, on the one hand, and Parent, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Accountant that is unsuccessfully disputed by each such party (as finally determined by the Accountant) bears to the total amount of such disputed items so submitted.

(d)

The Company, WHP, Parent and Seller, including each Party’s Subsidiaries and Affiliates, shall file all Tax Returns in a manner consistent with the Tax Allocation Schedule, unless otherwise required pursuant to a determination as defined in Section 1313 of the Code. The Parties agree to promptly advise each other regarding the existence of any Tax audit or administrative or judicial Tax proceeding related to the Tax Allocation Schedule.

Section 2.05 Withholding Tax. WHP shall be entitled to deduct and withhold from the Purchase Price all Taxes that each of WHP may be required to deduct and withhold under any applicable Tax Law. All such withheld amounts shall be treated as delivered to Seller or Parent, as applicable, hereunder. In the event WHP determines that it is required to deduct and withhold from any amounts payable to Seller or Parent, as applicable, pursuant to this Agreement (other than any withholding arising from the failure of Seller or Parent to deliver an IRS Form W-9), WHP shall use commercially reasonable efforts to provide Seller or Parent, as applicable, with advance written notice describing the amount of and basis for such deduction and withholding prior to the Closing Date and shall reasonably cooperate in good faith with Seller or Parent, as applicable, to establish any reduction or exemption from such deduction or withholding permitted under applicable Law.

Article III CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the Membership Interests Purchase Transactions (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), (a) as promptly as reasonably practicable, but in no event later than the fifth Business Day after all of the conditions to Closing set forth in ARTICLE VIII are either satisfied or, if permitted by applicable Law, waived (other than conditions which, by their nature, are to be satisfied at the Closing), or (b) at such other time, date or place as Seller and WHP may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”; provided, however, that in no event shall the Closing occur prior to the date that is two Business Days after the consummation of the IP Contribution.

Section 3.02 Closing Deliverables.

(a)

At least two (2) Business Days prior to the Closing, Parent and Seller shall deliver to WHP (i) evidence of formation of the Company and (ii) the Contribution Agreement, duly executed and delivered by each of Seller, Contribution Co and the Company.

(b)	At the Closing, Parent shall deliver or cause to be delivered to WHP the following:

(i)	each applicable Ancillary Document duly executed by the applicable member of the Parent Group; provided, that delivery of the Management Agreement shall not be a condition to Closing; and

(ii)	the Payoff Letter;

(iii)

a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Parent certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement, the applicable Ancillary Documents and the Membership Interests Purchase Transactions; and (B) the names and signatures of the officers of Parent authorized to sign this Agreement and the Ancillary Documents to be delivered hereunder.

(c)	At the Closing, Seller shall deliver or cause to be delivered to WHP the following:

(i)	the Purchased Equity;

(ii)

a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of managers of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement, the Contribution Agreement and the Membership Interests Purchase Transactions; and (B) the names and signatures of the officers of WHP authorized to sign this Agreement; and

(iii)	a properly completed Internal Revenue Service form W-9.

(d)	At the Closing, WHP shall deliver or cause to be delivered to Seller the following:

(i)	the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller to WHP;

(ii)	each applicable Ancillary Document duly executed by WHP; provided, that delivery of the Management Agreement shall not be a condition to Closing;

(iii)

a certificate of the Secretary or Assistant Secretary (or equivalent officer) of WHP certifying as to (A) the resolutions of the board of directors of WHP, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the Membership Interests Purchase Transactions; and (B) the names and signatures of the officers of WHP authorized to sign this Agreement and the Ancillary Documents to be delivered hereunder; and

(iv)	a properly completed Internal Revenue Service Form W-9.

Article IV REPRESENTATIONS AND WARRANTIES OF THE PARENT GROUP

Except as (a) set forth in the Disclosure Schedules (it being acknowledged and agreed that any disclosure or exception set forth in any Section of subsection of the Disclosure Schedules shall be deemed to apply to any other Section or subsection of the Disclosure Schedules to the extent that the qualification of such disclosure or exception to such other Section or subsection is reasonably apparent on the face of such disclosure) or (b) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) and publicly available prior to the date hereof (the “Filed SEC Documents”), other than any risk factor disclosures in any such Filed SEC Document contained in the “Risk Factors” section thereof or any forward-looking statements within the meaning of the Securities Act or the Exchange Act thereof, each of Parent and Seller represents and warrants to WHP that the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing Date (except as otherwise specified).

Section 4.01 Organization and Authority of Seller; Enforceability. Each member of the Parent Group is duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation, formation or organization, as applicable. Each of Parent and Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party to be delivered hereunder, to carry out its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each member of the Parent Group of this Agreement and the Ancillary Documents to be delivered hereunder to which such member of the Parent Group is a party and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of the applicable member of the Parent Group. This Agreement and the Ancillary Documents to be delivered hereunder to which a member of the Parent Group is a party have been duly executed and delivered by such member of the Parent Group, and (assuming due authorization, execution and delivery by WHP), this Agreement and the Ancillary Documents to be delivered hereunder to which such member of the Parent Group is a party constitute legal, valid and binding obligations of such member of the Parent Group, enforceable against such member of the Parent Group in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject to general principles of equity applied in connection with any enforcement brought in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Parent and Seller of this Agreement and the Ancillary Documents to be delivered hereunder to which Parent or Seller is a party, and the consummation of the Membership Interests Purchase Transactions, do not and will not: (a) violate or conflict with the certificate of incorporation or by-laws of Parent or Seller, as applicable; (b) violate or conflict with any judgment, award, order, decree, statute, Law, ordinance, rule or regulation applicable to

Parent or Seller; or (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Contract or other instrument to which Parent or Seller is a party or to which any of the Contributed Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Contributed Assets, except, in each case of the foregoing clauses (b) through (d), as has not had and would not reasonably be expected to have a Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, no consent, approval, waiver or authorization is required to be obtained by Parent or Seller from any Person (including any Governmental Authority) in connection with the execution, delivery and performance by Parent of this Agreement and the consummation of the Membership Interests Purchase Transactions, except for any required filings or approvals pursuant to the HSR Act.

Section 4.03 No Vote Required. No vote or consent of Parent’s shareholders is required to authorize this Agreement, any Ancillary Document or consummation of any Transaction.

Section 4.04 Intellectual Property; Contributed Assets.

(a)

Section 4.04(a) of the Disclosure Schedules contains a complete and accurate list of all (a) registered and material unregistered Marks included in the Contributed Assets that are owned or purported to be owned by, filed in, issued under the name of or used or held for use by Parent (or a Subsidiary thereof, including Seller and the Company) in the business of Parent and its Subsidiaries as currently conducted, including, to the extent applicable, the date of filing, issuance or registration, the filing, issuance or registration number and the name of the body where the filing, issuance or registration was made, and (b) licenses, sublicenses or other agreements under which Parent has granted rights to others in the Contributed Assets outside of the United States (including any of its territories and possessions and U.S. military bases anywhere in the world) (“Licenses Out”), other than (i) confidentiality and non-disclosure agreements, (ii) non-exclusive licenses granted in the ordinary course of business, (iii) agreements under which the licenses to Contributed Assets granted in such agreement are (A) merely incidental to the transaction contemplated, (B) limited to non-commercial uses or (C) limited to identifying the parties’ relationship, including identifying Seller as a “client”, “partner”, or “sponsor” of another party. In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clause (b), Section 4.04(a) of the Disclosure Schedules also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive.

(b)	Except as set forth on Section 4.04(b) of the Disclosure Schedules:

(i)

as of the date hereof, the Parent Group exclusively owns, and until the consummation of the IP Contribution, Parent Group shall exclusively own, all right, title and interest in the Contributed Assets that it purports to own and possesses adequate and enforceable rights to use, without payment to a Third Party, all of the Contributed Assets necessary for the operation of the business of the Parent Group and its Subsidiaries as currently conducted, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other similar encumbrances, except for Permitted Encumbrances or any of the foregoing being released or terminated prior to the Closing;

(ii)

the Contributed Assets owned or purported to be owned by the Parent Group as of the date hereof that have been the subject of an application filed with, are issued by, or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are (A) registered in the name of Parent (or a Subsidiary thereof, including the IP Contributors and the Company); and (B) have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned. The Contributed Assets owned or purported to be owned by or exclusively licensed to Parent or one of its Subsidiaries is valid and enforceable;

(iii)

there are no pending or, to the knowledge of Parent Group, threatened claims against Parent Group alleging that (A) Parent Group’s use of the Contributed Assets in any of the operation of the business of Parent and its Subsidiaries as currently conducted or in any activity currently conducted by Parent and its Subsidiaries (x) infringes or violates (or in the past two years prior to the date of this Agreement has infringed or violated) the rights of others in or to any Intellectual Property (“Third-Party IP”) or (y) constitutes a misappropriation of (or in the past two years prior to the date of this Agreement has constituted a misappropriation of) any subject matter of any Third-Party IP, or (B) any of the Contributed Assets is invalid or unenforceable;

(iv)

neither Parent Group’s use of the Contributed Assets in the operation of the business of Parent and its Subsidiaries as currently conducted, nor in any activity currently conducted by Parent or any member of the Parent Group, (A) infringes or violates (or in the past infringed or violated) any Third-Party IP or (B) constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third-Party IP;

(v)

no member of the Parent Group has any obligation to compensate any person for the use of any of the Contributed Assets; there are no settlements, litigations, covenants not to sue, consents, judgments, or orders or similar dispute-related obligations binding on any member of the Parent Group that: (A) restrict the applicable member of the Parent Group’s rights to use any of the Contributed Assets, (B) restrict the use of the Contributed Assets in the business of Parent and its Subsidiaries as currently conducted, in order to accommodate a Third Party’s Intellectual Property, or (C) permit third parties to use the Contributed Assets;

(vi)

all former and current employees, consultants and contractors of Parent Group who have created or developed while employed or engaged by Parent any Contributed Assets (“Parent-Related Developments”) have executed written instruments with Parent or one of its Subsidiaries that assign to Parent or the applicable Subsidiary all rights, title and interest (including all Intellectual Property) in and to all Parent-Related Developments, except where ownership of the Parent-Related Developments vested in Parent or a Subsidiary thereof by operation of law; and

(vii)

to the knowledge of Parent Group, (A) there are no, nor in the past two years prior to the date of this Agreement has there been any, infringement or violation by any person or entity of any of the Contributed Assets or the Parent Group’s rights therein or thereto and (B) there are no, nor in the past two years prior to the date of this Agreement has there been any, misappropriation by any person or entity of any of the Contributed Assets.

Section 4.05 Assigned Contracts. Section 4.05 of the Disclosure Schedules includes each Contract included in the Contributed Assets that will be assigned to and assumed by the Company effective as of the closing of the IP Contribution (the “Assigned Contracts”). Except as has not been and would not reasonably be expected to be material to the Parent Group or the Contributed Assets taken as a whole, (a) each Assigned Contract is valid and binding on Parent or its applicable Subsidiary in accordance with its terms and is in full force and effect, subject to the Bankruptcy and Equity Exceptions, (b) neither any member of the Parent Group or, to Parent’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract and (c) no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been made available to WHP. Except as has not been and would not reasonably be expected to be material to the Parent Group or the Contributed Assets taken as a whole, there are no disputes pending or threatened under any Assigned Contract.

Section 4.06 Legal Proceedings. Except as has not been and would not reasonably be expected to be material to the Parent Group or the Contributed Assets taken as a whole, there is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Parent’s knowledge, threatened against or by any member of the Parent Group or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Parent), that challenges or seeks to prevent, enjoin or otherwise delay the Membership Interests Purchase Transactions.

Section 4.07 Solvency. Each of Parent and Seller is not entering into this Agreement or consummating the Transactions with the intent of hindering, delaying or defrauding any creditors of Parent. Parent is Solvent as of the date of this Agreement, and, assuming the satisfaction of the conditions set forth in Section 8.02 and assuming the truth and accuracy of the representations and warranties set forth in Article V, Parent will, after giving effect to the Membership Interests Purchase Transactions, be Solvent. For purposes of this Agreement, “Solvent” means (a) the present fair saleable value of the assets of Parent or Seller, as applicable, is no less than the total amount that will be required to pay the probable liability of Parent, or Seller, as applicable, on its debts as they become absolute and matured, including contingent liabilities (such liabilities computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), (b) Parent, or Seller, as applicable, does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (c) Parent, or Seller, as applicable, does not have unreasonably small capital for the operation of the businesses in which it is engaged. As of the date hereof, neither Parent nor Seller has caused, nor has any intention to cause, (i) a general assignment of all or substantially all of its assets for the benefit of creditors, (ii) the appointment or a custodian, receiver, trustee or other third party or fiduciary of all or substantially all of its assets, (iii) to be filed or commenced or, to have had filed or commenced against it, any petition for bankruptcy, receivership, dissolution, liquidation, wind-down, or similar filing or commencement of a similar action; (iv) except for the Transactions, a merger, consolidation, reorganization, restructuring, recapitalization, composition, liquidation or other arrangement with its creditors; or (v) taken any action in furtherance of any of the foregoing.

Section 4.08 Ownership of Purchased Equity . Effective as of the Closing of the IP Contribution, Seller is the sole beneficial and record owner of, and has good and marketable title to, all of the Purchased Equity, free and clear of any Encumbrances (other than Permitted Encumbrances and Encumbrances that will be released or terminated as of the Closing Date). Except for this Agreement and the IP Contribution Agreement, as of the Closing, neither Seller nor the Company has granted any interests or rights to any other Person with respect to any equity interests in the Company or (including, without limitation, any rights of first refusal, rights of first offer or pre-emptive rights), and there are no Contracts obligating Seller or the Company to grant any such interest or rights to any other Person. As of immediately prior to the Closing, the Purchased Equity has been duly authorized and validly issued and is fully paid and non-assessable.

Section 4.09 Capitalization of the Company. As of immediately following the IP Contribution and as of the Closing, (i) the Purchased Equity constitutes 60% of the issued and outstanding limited liability company interests in the Company and (ii) Seller is the holder of 39%, and Contribution Co is the holder of 1%, of the issued and outstanding limited liability company interests in the Company. Other than the Purchased Equity and such limited liability company interests held by Seller and Contribution Co, as of immediately following the IP Contribution and as of the Closing, there are no other issued and outstanding limited liability company interests in the Company.

Section 4.10 Operations of the Company. Between the date of its formation and the Closing, other than, following the consummation of the IP Contribution, (a) owning the Contributed Assets and (b) its rights and obligations under the IP Contribution Agreement, the Company has not engaged in any activities (other than in connection with the IP Contribution Agreement) and has not incurred any liabilities other than liabilities incidental to its formation.

Section 4.11 Brokers. Other than Moelis & Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Membership Interests Purchase Transactions made by or on behalf of Parent or any of its Subsidiaries.

Section 4.12 Taxes. The Company has timely filed all income and other material Tax Returns that it is required to file under applicable Law, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by the Company, whether or not shown or required to be shown on any Tax Return, have been timely paid to the appropriate Governmental Authority. There are no liens for material Taxes upon any of the assets of the Company, other than for Taxes not yet due and payable or that may thereafter be paid without penalty. There have been no examinations or audits of any Tax Returns and there are no ongoing or pending Tax audits by any taxing authority against the Company. The Company is, and has been since the date of its formation, classified as a partnership for U.S. federal income tax purposes.

Section 4.13 Exclusivity of Representations. The representations and warranties made by the Parent Group in this ARTICLE IV, the Ancillary Documents to which Parent or a member of the Parent Group is a party and in any certificate required to be delivered pursuant to this Agreement or the Ancillary Documents by any member of the Parent Group are the exclusive representations and warranties made by Parent, its Subsidiaries or any of its Representatives with respect to Parent and its Subsidiaries (including the members of the Parent Group), including the Contributed Assets. WHP hereby disclaims any other express or implied representations or warranties with respect to any Member of the Parent Group, their respective Affiliates and Representatives, including the Contributed Assets. It is understood that any other materials made available to WHP and its Affiliates and Representatives (including any financial projection, forecast, estimate or budget of future results or future financial condition relating to the Parent Group or the Contributed Assets and any oral or written information presented to WHP or any of its Affiliates or Representatives in the course of their due diligence investigation of the Parent Group or the Contributed Assets, the negotiation of this Agreement or in the course of the transactions contemplated hereby) do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Parent Group.

Article V [RESERVED]

Article VI REPRESENTATIONS AND WARRANTIES OF WHP

WHP represents and warrants to Parent and Seller that the statements contained in this Article VI are true and correct as of the date hereof and as of the Closing Date (except as otherwise specified).

Section 6.01 Organization and Authority of WHP; Enforceability. WHP is duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of the jurisdictions of incorporation, formation or organization, as applicable. WHP has full corporate power and authority to enter into this Agreement and the Ancillary Documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the Membership Interests Purchase Transactions. The execution, delivery and performance by WHP of this Agreement and the Ancillary Documents to be delivered hereunder and the consummation of the Membership Interests Purchase Transactions have been duly authorized by all requisite corporate action on the part of WHP. This Agreement and the Ancillary Documents to be delivered hereunder have been duly executed and delivered by WHP, and (assuming due authorization, execution and delivery by Seller and Parent) this Agreement and the Ancillary Documents to be delivered hereunder constitute legal, valid and binding obligations of WHP enforceable against WHP in accordance with their respective terms, subject to the Bankruptcy and Equity Exceptions.

Section 6.02 No Conflicts; Consents. The execution, delivery and performance by WHP of this Agreement and the Ancillary Documents to be delivered hereunder, and the consummation of the Membership Interests Purchase Transactions, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of WHP; or (b) violate or conflict with any judgment, award, order, decree, statute, Law, ordinance, rule or regulation applicable to WHP, except, in the case of clause (b), as has not had and would not reasonably expected to have a WHP Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, no consent, approval, waiver or authorization is required to be obtained by WHP from any Person (including any Governmental Authority) in connection with the execution, delivery and performance by WHP of this Agreement and the consummation of the Membership Interests Purchase Transactions.

Section 6.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Membership Interests Purchase Transactions made by or behalf of WHP or any of its Affiliates.

Section 6.04 Financing. As of the date of this Agreement, WHP has provided to the Sellers true, a correct and complete executed copy of the Debt Commitment Letter, together with any fee letters, which may be redacted for fee amounts, any “market flex” provisions or other provisions requested by the Debt Financing Sources pursuant to which, and subject to the terms and conditions of which, the Debt Financing Sources have committed to lend the amounts set forth therein to WHP for the purpose of funding the transactions contemplated by this Agreement and as otherwise set forth therein. As of the date of this Agreement, the Debt Commitment Letter (x) is a legal, valid and binding obligation of WHP and, to the knowledge of WHP, each other party thereto, in each case, subject to the Bankruptcy and Equity Exceptions, (y) is in full force and effect, has not been amended, modified, withdrawn, terminated or rescinded in any respect, and (z) no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of WHP. Assuming the conditions set forth in Section 8.01 and Section 8.02 are satisfied at the Closing, the immediately available funds from the aggregate proceeds of the Debt Financing, when funded in accordance with the terms of the Debt Commitment Letter on the Closing Date, together with available cash on hand of WHP and immediately available funds from the proceeds of borrowings under the WHP Revolver, will be sufficient for WHP to make the payments required by WHP hereunder at the Closing, including (x) paying the aggregate Purchase Price required by Section 2.03 at the Closing and (y) paying all related fees and expenses to be paid by WHP in connection with the transactions contemplated by this Agreement at the Closing (collectively, the “Financing Purposes”). As of the date of this Agreement and assuming the satisfaction of the conditions set forth in Section 8.01 and Section 8.02 are satisfied at the Closing, WHP does not have any reason to believe that any of the conditions to the Debt Financing would not reasonably be expected to be satisfied on a timely basis or that the Debt Financing would not reasonably be expected to be available to WHP on the Closing Date. As of the date of this Agreement, there are no other agreements, side letters or arrangements relating to the Debt Financing to which WHP or any of its Affiliates is a party that would (i) impair the enforceability of any of the commitments of the Debt Financing, (ii) reduce the aggregate amount of any portion of the Debt Financing such that the aggregate amount of the Debt Financing would be below the amount required to pay the Financing Purposes, (iii) impose new or additional conditions precedent to the Debt Financing, or (iv) reasonably be expected to prevent, delay or adversely impair the consummation of the Debt Financing. The non-redacted portion of the Debt Commitment Letter contain all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Debt Financing available to WHP on the terms set forth therein. As of the date of this Agreement, WHP is not and, to WHP’s knowledge, no other party to the Debt Commitment Letter is in breach of any of the terms or conditions set forth in the Debt Commitment Letter and WHP is not aware of any fact, event or other occurrence that makes any of the representations or warranties of WHP in any of the financing commitments inaccurate in any material respect. As of the date of this Agreement, the Debt Commitment Letter has not been modified, amended or altered and none of the respective commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect and, to the knowledge of WHP, no termination, reduction, withdrawal or rescission thereof is contemplated (except as contemplated or as permitted as of the date hereof in the Debt Commitment Letter).

Section 6.05 Exclusivity of Representations. The representations and warranties made by WHP in this ARTICLE VI and in any certificate required to be delivered pursuant to this Agreement by WHP, its Affiliates or any of its Representatives are the exclusive representations and warranties made by WHP and its Affiliates and Representatives with respect to the Membership Interests Purchase Transactions. It is understood that any other materials (including any financial projection, forecast, estimate or budget of future results or future financial condition relating to WHP and any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence investigation of WHP, the negotiation of this Agreement or in the course of the transactions contemplated hereby) made available to Parent or its Subsidiaries and Affiliates do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of WHP.

Article VII COVENANTS

Section 7.01 Conduct of Business Prior to the Closing. From the Effective Date until the Closing, except as otherwise provided in this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 7.01 of the Disclosure Schedules or consented to in writing by WHP (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)	Parent and Seller shall, and shall cause the Company to (upon its formation), use commercially reasonable efforts to:

(i)	preserve and maintain all material permits required for the ownership and use of the Contributed Assets;

(ii)	pay the undisputed debts, Taxes and other obligations of the Company when due;

(iii)	maintain the Contributed Assets in materially the same condition as they were on the date of this Agreement; and

(iv)	perform all of its obligations under all Assigned Contracts in all material respects and comply in all material respects with all Laws applicable to the ownership and use of the Contributed Assets.

(b)

Parent and Seller shall not, and upon its formation, shall cause the Company not to, take or authorize any action that would cause any of the following to occur with respect to the Contributed Assets or the Company:

(i)

except as contemplated by this Agreement or the Contribution Agreement, a transfer, assignment, sale, lease or other disposition or otherwise make subject to an Encumbrance on any of the Contributed Assets, other than any (A) Encumbrances pursuant to the Parent Credit Facility, (B) sale, assignment, lease or other disposition in the ordinary course of business which would not otherwise be prohibited under the terms of the License Agreement if the License Agreement were in effect as of the Effective Date or (C) Permitted Encumbrances;

(ii)	amendment, termination or waiver of any rights constituting Contributed Assets in any adverse respect;

(iii)

abandonment or lapse of or failure to maintain in full force and effect any issuance, registration or application by or with any governmental authority or authorized private registrar in any jurisdiction applicable to any material Contributed Asset;

(iv)

(A) acceleration, material amendment or material modification to or (B) termination or cancellation of any Assigned Contract (other than any expiration of any such Assigned Contract in accordance with its terms);

(v)

commencement or settlement of any claims, actions, arbitrations, disputes or other proceedings that materially and adversely affect the Contributed Assets or the Company, other than any settlement or compromise where the amount paid or to be paid by the Seller or any of its Subsidiaries is fully covered by insurance coverage or retention amounts maintained by Parent or any of its Subsidiaries;

(vi)

adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(vii)	agree, whether in writing or otherwise, to do any of the foregoing.

Section 7.02 Access to Information. From the Effective Date until earlier of the Closing and the termination of this Agreement in accordance with Article X, upon the written request of WHP, Parent shall (a) afford WHP and its Representatives reasonable access to and the right to inspect, during normal business hours and in accordance with the reasonable procedures established by Parent, all of the premises, books and records, contracts and other documents and data related to the Contributed Assets; (b) furnish WHP and its Representatives with such financial, operating and other data and information to the extent related to the Contributed Assets as WHP or any of its Representatives may reasonably request for purposes of integration planning and the consummation of the transactions contemplated by this Agreement; and (c) instruct the Representatives of Parent to reasonably cooperate with WHP in its investigation of the Contributed Assets. Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Parent and its Subsidiaries. No investigation by WHP or other information received by WHP shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Parent or Seller in this Agreement. Notwithstanding anything to the contrary contained in this Section 7.02, Parent and Seller may withhold any document or information (i) that is subject to the terms of a non-disclosure agreement or similar undertaking with a Third Party in existence as of the date of this Agreement, (ii) that may constitute privileged attorney-client communications or attorney work product or (iii) if, upon written advice from outside counsel to Parent, the provision of access to such document or information, as determined by Parent or Seller in good faith, would reasonably be expected to conflict with applicable contracts or Laws; provided, that in the case of the foregoing clauses (i) through (iv), Parent and Seller, as applicable, shall use commercially reasonable efforts to arrange alternative access to such document or information in a manner without violating such contracts or Laws and without resulting in a loss of such privilege.

Section 7.03 No Solicitation of Other Bids.

(a)

From the Effective Date until the earlier of the Closing and the termination of this Agreement in accordance with Article X, Parent shall not, and shall not authorize or permit any of its Subsidiaries (including Seller and, upon its formation, the Company) or any of its or their Representatives to, directly or indirectly, knowingly encourage, solicit, initiate, knowingly facilitate or continue inquiries regarding, or enter into, any Acquisition Proposal; provided, that Parent and its Representatives may respond to any unsolicited inquiry or proposal solely for the purpose of communicating Parent’s obligation pursuant to this Section 7.03. Following the execution and delivery of this Agreement, Parent shall promptly cease and cause to be terminated, and shall cause its Subsidiaries and all of its and their Representatives to promptly cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than WHP) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of (i) more than 15% of the issued and outstanding Parent Common Stock, (ii) all or any portion of the Contributed Assets (other than assets sold, transferred or otherwise disposed of in the ordinary course of business which would not otherwise be prohibited to be sold, transferred or otherwise disposed of under the terms of the License Agreement if the License Agreement were in effect as of the Effective Date) or (iii) more than 15% of the assets of Parent and its Subsidiaries, taken as a whole.

(b)

In addition to the other obligations under this Section 7.03, from the Effective Date until the earlier of the Closing and the termination of this Agreement in accordance with Article X, Parent shall promptly (and in any event within 48 hours after receipt thereof by Parent) notify WHP orally or in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. Such notice shall describe (i) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (ii) the identity of the Person or group making any such Acquisition proposal, inquiry, expression of interest, proposal, offer, notice or request. Parent shall keep WHP reasonably informed of the status and details of, and any material modification to, any such inquiry, expression of interest, proposal or offer and shall provide to WHP a copy of any material written materials provided to Parent with respect to such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto.

(c)

From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article X, except as required or permitted by this Agreement, neither Parent nor Seller shall, and, upon formation, shall cause the Company not to, enter into any other transaction or series of transactions not in the ordinary course of business and consistent with past practice, the consummation of which would materially impede, materially interfere with, prevent or materially delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Transactions. Each of Parent and WHP agrees that the rights and remedies for noncompliance with this Section 7.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent or WHP, as applicable, and that money damages would not provide an adequate remedy to Parent or WHP, as applicable.

Section 7.04 Notice of Certain Events.

(a)	From the Effective Date until the earlier of the Closing and the termination of this Agreement in accordance with Article X, Parent shall promptly notify WHP in writing of:

(i)	any material notice or other material written communication received by Parent from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(ii)	any material notice or other material written communication received by Parent from any Governmental Authority to the extent related the Transactions; and

(iii)

any actions commenced or, to Parent’s knowledge, threatened against, relating to or involving or otherwise affecting the Contributed Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.06 or that relates to the consummation of the Transactions.

(b)

WHP’s receipt of information pursuant to this Section 7.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Parent in this Agreement (including Section 9.01 and Section 10.01(d)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 7.05 Private Placement. Seller intends to transfer the Purchased Equity as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder and an exemption from qualification under applicable state securities Laws. WHP acknowledges and agrees (a) that WHP (i) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under Section 4(a)(2) of the Securities Act, (ii) has total assets in excess of $10 million and (iii) was not formed for the purposes of acquiring the Purchased Equity or the Parent Common Stock and (b) to fully cooperate with Seller and the Company in its efforts to ensure that the Purchased Equity may be transferred pursuant to such exemptions.

Section 7.06 Confidentiality. The parties hereto acknowledge that WHP and Parent have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.

Section 7.07 Closing Conditions. From the Effective Date until the earlier of the Closing and the termination of this Agreement in accordance with Article X, each Party shall use reasonable best efforts to take such actions as are reasonably necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.

Section 7.08 Public Announcements. The communications plan release with respect to the execution of this Agreement, including all public announcements, Forms 8-K and press releases related thereto, shall be reasonably agreed upon by WHP and Parent. Thereafter, WHP and Parent shall consult with each other a reasonable amount of time before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Ancillary Documents or the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Governmental Authorities, applicable Law, Judgment, court process rules or regulations of any stock exchange upon which such party’s or its Subsidiary’s capital stock is traded. The foregoing notwithstanding, a party, its Subsidiaries or their respective Representatives may issue a public announcement or other public disclosures (a) required by applicable Law, Judgment or court process, (b) required by the rules or regulations of any stock exchange upon which such party’s or its Subsidiary’s capital stock is traded or (c) consistent with any previous public announcement or public disclosure (including any Current Reports on Form 8-K or Form 8-K/A) made by the parties in accordance with this Section 7.08; provided that, in each case, such party shall use reasonable best efforts to afford the other party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon, except as may be required by Governmental Authorities, applicable Law, Judgment, court process rules or regulations of any stock exchange upon which such party’s or its Subsidiary’s capital stock is traded.

Section 7.09 Taxes.

(a)

Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer tax and any other similar tax) (“Transfer Taxes”) shall be borne and paid 60% by WHP, on the one hand, and 40% by Seller, on the other hand, when due. The person obligated by applicable law shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes (and the Parties hereto shall cooperate with respect thereto as necessary).

(b)

Section 754 Election and other Tax Elections. The Parties shall cause the Company to make an election under Code Section 754 for the taxable year of the Company that includes the Closing Date, which election shall not be revoked for such taxable year. Each Party will, upon request, use commercially reasonable efforts to supply promptly any requested information reasonably necessary to give proper effect to such election and to determine the tax attributes of the Company and the amount of the adjustment under Section 743 of the Code (and the characteristics thereof). Notwithstanding anything to the contrary in this Agreement, (i) no entity classification election to treat the Company as anything other than a partnership for U.S. federal, state or local tax purposes shall be filed by or with respect to the Company, and (ii) no election to pay a U.S. state or local “pass-through entity tax” or similar tax shall be made by or with respect to the Company or any Subsidiary thereof, in each case without the prior written consent of Parent.

(c)

Straddle Periods. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes with respect to a Straddle Period, the portion of any such Taxes attributable to the portion of the period ending on the Closing Date shall be (i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale of property, deemed equal to the amount that would be payable if the Tax period of the Company ended with (and included) the Closing Date; provided that, exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period, and

(ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period. The Parties shall cause the Company to adopt the interim closing of the books method under Section 706 of the Code (utilizing a calendar day convention) unless otherwise agreed by Parent and WHP. Except as otherwise contemplated by this Agreement, the Parties shall not cause the Company to take any action in respect of Taxes outside of the ordinary course of business on the Closing Date.

(d)

Tax Cooperation. WHP, Seller and Parent shall, and shall cause the Company to, cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Returns, amended Tax Returns or claims for refunds of Taxes relating to the Company and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party shall provide to the others, within ten (10) Business Days of the receipt thereof, any Tax related communications and notices it receives which may impact the other Party’s Tax liability or filing responsibilities. Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters of the Company until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate or (ii) six (6) years following the due date for such Tax Returns.

(e)

Intended Tax Treatment. The Parties intend that for U.S. federal Income Tax purposes, the purchase and sale of the Purchased Equity shall be treated as the purchase and sale of partnership interests from Seller to WHP pursuant to a transaction governed by Section 741 of the Code (clauses (a) and (b), the “Intended Tax Treatment”). No Party shall take a position on any Tax Return or any proceeding with respect to Taxes inconsistent with such treatment, except to the extent otherwise required by a determination within the meaning of Section 1313 of the Code (or any similar provision of state, local or foreign law).

Section 7.10 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Subsidiaries and Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

Section 7.11 Regulatory Compliance.

(a)

Subject to the terms and conditions of this Agreement, each of the Parent and WHP shall cooperate with each other and use (and shall cause its Subsidiaries to use) its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

(b)

The Parent and WHP agree to make an appropriate filing of a Notification and Report Form (“HSR Form”) pursuant to the HSR Act with respect to the Transactions (which shall request the early termination of any waiting period applicable to the Transactions under the HSR Act) as promptly as reasonably practicable and in any event no later than ten (10) Business Days following the date of this Agreement, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents that may be required pursuant to the HSR Act, so as to enable the parties hereto to consummate the Transactions. Each of Parent and WHP shall use its reasonable best efforts to (i) cooperate in all respects with the other party in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by the Company or the Investor, as the case may be, from or given by the Company or the Investor, as the case may be, to the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, other than “4(c) and 4(d) documents” as that term is used in the rules and regulations under the HSR Act and other confidential information contained in the HSR Form, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

Section 7.12 R&W Insurance. Upon WHP’s reasonable and written request, Seller shall use commercially reasonable efforts to cooperate with WHP to obtain and bind, at WHP’s sole expense, the R&W Insurance Policy. WHP shall not cancel, amend or waive any provision under the R&W Insurance Policy in any manner that adversely affects the Seller Indemnifying Parties or that would allow the insurer thereunder or any other Person to subrogate or otherwise make a claim or bring an Action against any Seller Indemnified Party; provided, that the foregoing will not limit WHP’s right to pursue a claim in respect of Fraud and provided, further, that the insurer under the R&W Insurance Policy shall be entitled to subrogate against the Seller Indemnifying Parties in the event of Fraud.

Section 7.13 Prepayment of Payoff Credit Facility Indebtedness. From the date hereof until the Closing, Parent will, and will cause its representatives to, use its reasonable best efforts to obtain and deliver to WHP at least two (2) Business Day prior to the Closing Date, a draft payoff letter and, prior to the Closing Date, a duly executed payoff letter (the “Payoff Letter”) in respect of (A) the discharge of all indebtedness for borrowed money listed on Schedule 7.13 of the Disclosure Schedules (“Payoff Indebtedness”) and (B) upon repayment in full of such Payoff Indebtedness, the release of any liens securing such Payoff Indebtedness in form and substance reasonably satisfactory to WHP.

Section 7.14 Debt Financing Cooperation.

(a)

From the date hereof until the Closing, Parent and Seller will, and will cause their representatives, affiliates and subsidiaries to, use commercially reasonable efforts to provide to WHP all reasonable cooperation, as may be reasonably requested by WHP in connection with WHP obtaining the Debt Financing or any Alternative Financing in connection with the transactions contemplated hereby, including (i) reasonable cooperation with any due diligence investigation and evaluation relating to the Company and the Contributed Assets and furnishing WHP and its Debt Financing Sources with such other pertinent information regarding the Company and the Contributed Assets as is reasonably requested by WHP or the Debt Financing Sources, including information relating to the Company and the Contributed Assets to be included in any schedules relating to any debt financing, (ii) obtaining releases of existing liens on the Contributed Assets in accordance with Section 8.02(g), and (iii) cooperating in satisfying the conditions precedent set forth in the Debt Commitment Letter.

(b)

All non-public or otherwise confidential information regarding the Company, Seller or Parent obtained by WHP or its representatives pursuant to this Section 7.14 shall be kept confidential in accordance with the Confidentiality Agreement; provided that WHP shall be permitted to disclose information as necessary and consistent with customary practices in connection with its debt financing subject to customary confidentiality arrangements.

(c)

WHP will (i) promptly upon request by Parent, reimburse Parent for all reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by Parent and its representatives in connection with any cooperation contemplated by this Section 7.14 (excluding amounts that would have been incurred in connection with the Closing regardless of any debt financing obtained by WHP) and (ii) indemnify, defend and hold harmless Parent and its respective agents, representatives and Affiliates from and against all losses, liabilities or expenses (excluding all internal costs and expenses of Parent, including any compensation payable to employees of Parent) suffered or incurred by any of them in connection with or arising from any cooperation that Parent provides pursuant to this Section 7.14 (other than information provided in writing by Parent, the Seller or their respective Affiliates specifically for use in connection therewith or any gross negligence, willful misconduct or fraud by Parent, the Seller or their respective Affiliates).

Section 7.15 Management Agreement. Prior to the Closing, WHP and Parent shall use commercially reasonable efforts to negotiate the terms and conditions of the Management Agreement that are reasonably satisfactory to each of WHP and Parent.

Section 7.16 Formation of Company and Contribution Co. Prior to the Closing, Parent shall take all action necessary and appropriate to form (i) the Company as a Delaware limited liability company and (ii) Contribution Co as a Delaware limited liability company, in each case, in accordance with all applicable Laws.

Section 7.17 IP Contribution. Prior to the Closing, Seller shall effectuate the IP Contribution in accordance with the terms and conditions of the Contribution Agreement and this Agreement.

Section 7.18 WHP Financing Obligations.

(a)

WHP shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Debt Financing as promptly as reasonably practicable but in any event prior to the Closing Date. Such efforts include: (i) using its commercially reasonable efforts to maintain in effect the Debt Commitment Letter, (ii) using its commercially reasonable efforts to satisfy (or obtain the waiver thereof), or cause to be satisfied, on a timely basis all conditions to WHP obtaining the Debt Financing set forth in the Debt Commitment Letter that are under control of WHP, and comply with its obligations thereunder; (iii) using its commercially reasonable efforts to negotiate and enter into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) on terms and conditions contemplated by the Debt Commitment Letter (or on terms no less favorable to the Parent with respect to conditionality and the aggregate amount of the Debt Financing), subject to any amendments or modifications thereto permitted by this Section 7.18; (iv) using its commercially reasonable efforts to consummate the Debt Financing at or prior to the Closing (subject to the satisfaction of the conditions set forth in Section 8.01 and Section 8.02), (v) using its commercially reasonable efforts to enforce its rights under the Debt Commitment Letter and (vi) using its commercially reasonable efforts to satisfy the conditions to borrowing under the WHP Revolver prior to Closing.

(b)

Unless Parent gives prior written consent, WHP shall: (i) comply in all material respects with the Debt Commitment Letter and each Definitive Agreement with respect thereto and (ii) not permit any amendment, termination or modification to the Debt Commitment Letter or the fee letter referred to in the Debt Commitment Letter that would reasonably be expected to: (A) reduce the aggregate amount of the Debt Financing to an amount less than required for the Financing Purposes (including by increasing the amount of fees to be paid or original issue discount as compared to the fees and original issue discount contemplated by the fee letters on the date of this Agreement), unless any other debt or equity financing is increased by a corresponding amount or from sources otherwise available to fund the Financing Purposes; (B) impose any new or additional condition to the consummation of the Debt Financing that would reasonably be expected to (1) hinder, delay or prevent the Closing or (2) make the funding of any portion of the Debt Financing necessary for the Financing Purposes materially less likely to occur on the Closing Date; (C) adversely affects the ability of WHP to enforce its rights against other parties to the Debt Commitment Letter as so amended, replaced, supplemented or otherwise modified, relative to the ability of WHP to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date of this Agreement; or (D) otherwise would reasonably be expected to hinder, delay or prevent the Closing. Notwithstanding the foregoing, WHP shall be permitted to amend or otherwise modify the Debt Commitment Letter or any fee letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar Persons as provided for in the Debt Commitment Letter. WHP shall promptly deliver to Parent copies of any written amendment, modification, waiver or replacement of the Debt Commitment Letter promptly following execution thereof.

(c)

If at any time WHP becomes aware that all or any portion of the Debt Financing will be unavailable for any reason, WHP will use its commercially reasonable efforts to (i) take, or cause to be taken, all actions to do, or cause to be done, all things necessary to arrange to promptly obtain replacement equity or debt financing (any such replacement debt financing, the “Alternative Financing”), including from alternative sources, in an amount sufficient, when added to any portion of the Debt Financing that is still available, immediately available funds under the WHP Revolver and available cash on hand of WHP, for the Financing Purposes, and on terms and conditions no less favorable, taken as a whole, to WHP (as determined by WHP in good faith) than those in the Debt Commitment Letter as in effect on the date of this Agreement and which do not include any conditions to the consummation of such Alternative Financing that are more onerous than the conditions set forth in the Debt Financing, (ii) promptly notify Parent of such unavailability and (iii) obtain a new financing commitment letter in respect of any such Alternative Financing (the “Alternative Debt Commitment Letter”). WHP shall deliver to Parent true and complete copies of any commitment letters and any related fee letters (subject, in the case of such fee letters, to redaction of fee amounts, “market flex” provisions or other provisions requested by the Debt Financing Sources) with respect to any Alternative Financing. For purposes of this Agreement (other than Section 6.04), the term “Debt Financing” shall be deemed to include any Alternative Financing and the term “Debt Commitment Letter” shall be deemed to include any Alternative Debt Commitment Letter.

(d)

WHP shall provide Parent with (x) prompt written notice of any material breach, default, termination, cancellation or repudiation by any party to the Debt Commitment Letter and (y) a copy of any written notice or other written communication from any Debt Financing Source with respect to any actual or alleged (in writing) material breach, default, termination, cancellation or repudiation by any party to the Debt Commitment Letter or any related fee letter. Upon the request by Parent, WHP shall keep Parent informed on a reasonably current basis in reasonable detail of the status and of its efforts to arrange the Debt Financing.

(e)

Notwithstanding any in this Agreement to the contrary, WHP shall not terminate or permanently reduce the WHP Revolver on or prior to the Closing, unless any other debt or equity financing is increased by a corresponding amount or from sources otherwise available to fund the Financing Purposes with conditions precedent that are no more onerous than the conditions set forth for WHP Revolver. Notwithstanding any of the foregoing in this Section 7.18, compliance by WHP with this Section 7.18 shall not relieve WHP of its obligations to consummate the transactions contemplated by this Agreement whether or not the Debt Financing is available.

Article VIII CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of All Parties. The respective obligations of each Party to effect the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)

at least two (2) Business Days prior to the Closing Date, the IP Contribution and the other transactions contemplated by or in connection with the Contribution Agreement, such that, as of immediately prior to the Closing, the Company is the owner of the Contributed Assets (subject to the terms, conditions and limitations set forth in the Contribution Agreement);

(b)	the transactions contemplated by the Investment Agreement will be consummated immediately after or substantially concurrently with the Closing;

(c)

no Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority or any applicable Law (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting consummation of the Transactions; and

(d)	the waiting period (and any extension thereof) applicable to the consummation of Transactions under the HSR Act shall have expired or early termination thereof shall have been granted.

Section 8.02 Conditions to Obligations of WHP. The obligations of WHP to effect the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)

(i) the Fundamental Representations shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects) and (ii) all other representations and warranties of Seller contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except, in the case of this clause (ii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)

Each of Parent and Seller shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing;

(c)	from the date of this Agreement, there shall not have occurred any Material Adverse Effect;

(d)

WHP shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;

(e)

WHP shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied; and

(f)

WHP shall have received each applicable Ancillary Document duly executed by the applicable member(s) of the Parent Group as set forth in Section 3.02(a)(i); provided, that delivery of the Management Agreement shall not be a condition to Closing.

(g)

WHP shall have received all releases, filings and similar documents necessary to release any and all Encumbrances solely in respect of the Contributed Assets and secured by the Parent Credit Facility and the MGF Security Agreement, in each case, in form reasonably satisfactory to WHP and the Debt Financing Sources; provided that any such releases, filings and similar documents may be provided substantially concurrently with the Closing Date.

Section 8.03 Conditions to Obligations of the Parent Group. The obligations of the Parent Group to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver (if permissible under applicable Law), at or prior to the Closing, of each of the following conditions:

(a)

The representations and warranties of WHP contained herein shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a WHP Material Adverse Effect;

(b)	WHP shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing;

(c)

Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of WHP, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;

(d)

Seller shall have received each applicable Ancillary Document duly executed by WHP, as set forth in Section 3.02(c)(i); provided, that delivery of the Management Agreement shall not be a condition to Closing; and

(e)	the consent set forth on Section 8.01(d) of the Disclosure Schedules shall have been obtained.

Article IX INDEMNIFICATION

Section 9.01 Indemnification By Seller.

(a)

Seller shall defend, indemnify and hold harmless WHP, WHP’s Subsidiaries and WHP’s Affiliates and, if applicable, their respective stockholders, directors, officers and employees (collectively, the “WHP Indemnitees”) from and against all claims, judgments, damages, liabilities, settlements, Losses, costs and expenses, including settlement costs, costs of investigation and defense, the reasonable, documented and out-of-pocket fees of attorneys, experts and other professionals and disbursements, whether or not due to a claim by a Third Party, directly or indirectly, arising out of, resulting from or relating to:

(i)	any Excluded Assets or any Excluded Liabilities (as such terms are defined in the Contribution Agreement);

(ii)	Indemnified Taxes; or

(iii)	any inaccuracy in or breach of any of the Fundamental Representations.

(b)

For purposes of calculating or determining the amount of Losses paid, incurred or sustained by a WHP Indemnitee, there shall be deducted from any Losses an amount equal to any third-party insurance, indemnification or contribution payments actually received by such WHP Indemnitee in respect of such Losses (net of applicable costs of recovery or collection, retention, deductible, retroactive premium adjustment, reimbursement or other cost related to such insurance, indemnification or contribution arrangement in respect of Losses thereof); provided, however, that no WHP Indemnitee shall have any obligation to claim, seek or otherwise obtain any such insurance, indemnification or contribution proceeds to which it may be entitled, and the failure of a WHP Indemnitee to seek any such proceeds shall not in any way affect or modify such WHP Indemnitee’s rights, or the Parent, Seller and each of their respective Subsidiaries and Affiliate’s obligations, under and subject to the terms of this ARTICLE IX.

Section 9.02 Indemnification By WHP.

(a)

WHP shall defend, indemnify and hold harmless Parent, Seller, and each of their respective Subsidiaries and Affiliates and, if applicable, their respective stockholders, directors, officers and employees (collectively, the “Seller Indemnitees”), from and against all claims, judgments, damages, liabilities, settlements, Losses, costs and expenses, including settlement costs, costs of investigation and defense, the reasonable, documented and out-of-pocket fees of attorneys, experts and other professionals and disbursements whether or not due to a claim by a Third Party, directly or indirectly, arising out of, resulting from or relating to any inaccuracy in or breach of any of the representations or warranties of WHP contained in this Agreement.

(b)

For purposes of calculating or determining the amount of Losses paid, incurred or sustained by a Seller Indemnitee, there shall be deducted from any Losses an amount equal to any third-party insurance, indemnification or contribution payments actually received by such Seller Indemnitee in respect of such Losses (net of applicable costs of recovery or collection, retention, deductible, retroactive premium adjustment, reimbursement or other cost related to such insurance, indemnification or contribution arrangement in respect of Losses thereof).

Section 9.03 Indemnification Procedures.

(a)

If a claim for Losses (a “Claim”) is proposed to be made by a party entitled to indemnification hereunder (the “Indemnified Party”) against the party from whom indemnification is claimed (the “Indemnifying Party”), the Indemnified Party will give written notice (a “Claim Notice”) to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this ARTICLE IX. The Parties agree that (i) any Claim Notice must be delivered prior to the expiration of the applicable survival period specified in Section 9.04 and (ii) any claims for indemnification for which notice is not delivered prior to the expiration of the applicable survival period specified in Section 9.04 shall be expressly barred and are hereby waived; provided that if, prior to the expiration of the applicable survival period, an Indemnified Party shall have notified the Indemnifying Party in accordance with the requirements of this Section 9.03 of a claim for indemnification, such claim shall continue to be subject to indemnification in accordance with this Section 9.03 notwithstanding the expiration of the applicable survival period.

(b)

If any Person commences any action or proceeding with respect to any matter as to which any of the WHP Indemnified Parties intends to seek indemnification under Section 9.01, or with respect to any matter as to which any of the Seller Indemnified Parties intends to seek indemnification under Section 9.02, the Indemnified Party will promptly notify the Indemnifying Party of the existence of such Claim or the commencement of such action or proceeding. The failure of any Indemnified Party to give timely notice hereunder will not affect rights to indemnification hereunder, except to the extent such failure is materially prejudicial to the rights or obligations of the Indemnifying Party. A Claim Notice will describe in reasonable detail the nature of the Claim and, if reasonably ascertainable at such time, an estimate of the amount of Losses that have been or may be incurred by the Indemnified Party attributable to such Claim.

(c)

In the event that an Indemnified Party becomes aware of a Claim by a Third Party in respect of which such Indemnified Party believes in good faith that indemnifiable damages that may be sought against an Indemnifying Party pursuant to this ARTICLE IX, such Indemnified Party will have the right in its sole discretion, but not the obligation, to undertake the defense of such Claim for the account of the Indemnifying Party upon written notice to the Indemnifying Party. If the Indemnified Party does undertake such defense in accordance with the preceding sentence, it shall have the right to settle such Third Party Claim; provided that such settlement (A) does not involve any equitable relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnifying Party and (B) contains a release of the Indemnifying Party that is reasonably satisfactory to the Indemnifying Party. If the Indemnified Party does not assume such defense in accordance with this Section 9.03(c), then the Indemnifying Party may assume such defense upon written notice to the Indemnified Party and counsel for the defense shall be selected by the Indemnifying Party (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party assumes such defense in accordance with the preceding sentence, it shall have the right to settle such Third Party Claim; provided that such settlement (A) does not involve any equitable relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party and (B) contains a release of the Indemnifying Party that is reasonably satisfactory to the Indemnifying Party. Notwithstanding the foregoing, this Section 9.03 shall not govern any Tax Claims, which shall be governed solely by Section 8.04 of the Operating Agreement.

(d)

The party assuming the defense will keep the other party reasonably apprised of the status of the Claim, liability or expense and any resulting suit, proceeding or enforcement action, and shall furnish such other party with all material documents and information that such other party shall reasonably request and shall use commercially reasonable efforts consult with such other party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the party not controlling the defense shall at all times have the right to fully participate in such defense (at its own expense) directly or through counsel.

(e)

Any indemnification or reimbursement for Losses owed by an Indemnifying Party to an Indemnified Party hereunder shall be offset from distributions otherwise payable to such Indemnifying Party pursuant to Section 4.1 of the Operating Agreement.

Section 9.04 Survival. The representations and warranties of the Company Group and the covenants, agreements and obligations of Parent and Seller that by their terms contemplate performance prior to the Closing contained in this Agreement or in any certificate required to be delivered pursuant to this Agreement shall terminate at, and will not survive the Closing. Notwithstanding the foregoing sentence, (a) any Claim arising from Fraud shall survive the Closing until the date that is three years after the Closing Date, (b) any claim arising from a breach of the representations and warranties of the Company Group contained in Section 4.02(a) and Section 4.03 (the “Fundamental Representations”) shall survive the Closing until the date that is three years after the Closing Date, (c) those covenants and agreements of Parent, Seller or WHP contained in this Agreement that by their terms contemplate performance at or after the Closing, shall survive the Closing until they are fully performed in accordance with their respective terms, (d) any Claim arising from the obligations set forth in Section 9.01(a)(i) shall survive indefinitely and (e) any Claim arising from the obligations set forth in Section 9.01(a)(ii) shall survive until the expiration of the statute of limitations for the Tax periods to which the Indemnified Taxes relate, plus thirty calendar days, it being understood and agreed that any pending claim pursuant to the foregoing clauses (a) through (e) shall survive until such claim is finally resolved if notice of such claim has been validly delivered to the Person against whom such indemnity may be sought prior to the expiration of the applicable survival period.

Section 9.05 Limitations on Indemnification.

(a)

Notwithstanding the provisions of this ARTICLE IX, in no event shall the aggregate indemnification to be paid by Seller or Parent under Section 9.01(a) or WHP under Section 9.02 exceed the Indemnification Cap, except in the case of (i) Fraud or (ii) a Claim arising from the obligations set forth in Section 9.01(a)(i). For the avoidance doubt, Seller’s indemnification compensation or reimbursement obligations for Losses resulting or relating to any Fraud or from the obligations set forth in Section 9.01(a)(i) shall not be subject to any cap.

(b)	For purposes of calculating Losses hereunder, any materiality or similar qualifications limiting the scope of such representations, warranties, covenants or agreements shall be disregarded.

(c)

None of the WHP Indemnitees and the Seller Indemnitees shall be entitled to recover for the same Loss more than once under this Article IX or otherwise under this Agreement or any Ancillary Document even if a claim for indemnification or otherwise in respect of such Loss has been made as a result of a breach of more than one covenant, agreement or representation or warranty contained in this Agreement or any Ancillary Document.

(d)	Each Party acknowledges the common law duty to mitigate their respective Losses for which it would have the right to seek indemnification hereunder.

(e)

In no event shall either Party have any liability under this Article IX for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items, including loss of revenue, income or profits, damages based on any multiple of revenue or income, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach of this Agreement (except, in the case of punitive damages, to the extent awarded to a third party pursuant to a Third Party Claim).

Section 9.06 Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by Law.

Section 9.07 Effect of Investigation. WHP’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Parent and Seller contained herein will not be affected by any investigation conducted by WHP with respect to, or any knowledge acquired by WHP at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 9.08 No Effect on R&W Insurance Policy. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this ARTICLE IX), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of WHP to make claims under or recover under the R&W Insurance Policy; it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy.

Section 9.09 Exclusive Remedies. Following the Closing, except for (a) claims for Fraud and (b) claims for equitable relief with respect to covenants, agreements or obligations under this Agreement to be performed at or after the Closing, the rights to indemnification, compensation and reimbursement under this ARTICLE IX and the R&W Insurance Policy shall be the sole and exclusive remedy of the Indemnified Parties against the Indemnifying Parties with respect to the representations, warranties, covenants and agreements set forth in this Agreement. In addition, without modifying or qualifying in any way the preceding sentence or implying any intent contrary thereto, the IP Contributors or any of their Affiliates or any other Person (other than WHP and its permitted assigns in respect of the Debt Financing) hereby waive any rights or claims against the Debt Financing Sources and hereby agree that in no event shall the Debt Financing Sources have any liability or obligation to any IP Contributor or any of their Affiliates or any other Person (other than WHP and its permitted assigns in respect of the Debt Financing) relating to or arising out of this Agreement or the Debt Financing, whether at law or equity, in contract or in tort or otherwise and in no event shall any IP Contributor or any of their Affiliates or any other Person (other than WHP and its permitted assigns in respect of the Debt Financing) seek or obtain any other damages of any kind against any Financing Source (including consequently, special, indirect or punitive damages), in each case, relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or the transactions contemplated hereby or thereby, whether at law or equity, in contract or in tort, or otherwise; provided that following consummation of the Transactions, nothing in this Section 9.09 shall limit the rights of any of the parties to the Definitive Agreements.

Article X         TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)	by the mutual written consent of Parent and WHP;

(b)	by either Parent or WHP if the Investment Agreement is validly terminated pursuant to its terms;

(c)

by either Parent or WHP upon written notice to the other, if the Closing should not have occurred on or prior to April 7, 2023 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the events specified in this Section 10.01(c);

(d)

by WHP if Parent or Seller shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.02(a) or Section 8.02(b) or (ii) is incapable of being cured prior to the Outside Date, or if capable of being cured, shall not have been cured within 30 calendar days following receipt by Parent or Seller, as applicable, of written notice of such breach or failure to perform from WHP stating its intention to terminate this Agreement pursuant to this Section 10.01(d) and the basis for such termination; provided that WHP shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if WHP is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(e)

by Parent if WHP shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.03(a) or Section 8.03(b) or (ii) is incapable of being cured prior to the Outside Date, or if capable of being cured, shall not have been cured within 30 calendar days following receipt by WHP of written notice of such breach or failure to perform from Parent stating its intention to terminate this Agreement pursuant to this Section 10.01(e) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if Parent or Seller is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(f)

by WHP or Parent if any Restraint enjoining or otherwise prohibiting consummation of the Membership Interests Purchase Transactions shall be in effect and shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 10.01(f) shall have used the required efforts to cause the conditions to Closing to be satisfied in accordance with Section 7.11.

Section 10.02 Effect of Termination.

(a)

In the event of the termination of this Agreement as provided in Section 10.01, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 7.06, this Section 10.02 and ARTICLE XI, all of which shall survive termination of this Agreement), and there shall be no liability on the part of the any Party or their respective directors, officers and Affiliates, except that no such termination shall relieve any Party from liability for damages to another party resulting from Willful Breach or from Fraud.

(b)

In the event that Parent or WHP terminates this Agreement pursuant to Section 10.01(c) and at the time of such termination, all conditions to the Closing have been satisfied (or in the case of conditions which, by their nature, are to be satisfied at the Closing, shall be capable of being satisfied at the Closing) or waived, except for the conditions set forth in Section 8.03(e) then Parent shall pay to WHP (or its designee) an amount equal to $12,500,000 (the “Termination Fee”) by wire transfer, within three (3) Business Day after the date of the termination of the Agreement. Each of the parties hereto acknowledges and agrees that (i) the agreements contained in this Section 10.02(b) are an integral part of the Agreement and the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement and (ii) in light of the difficulty of accurately determining actual losses or damages with respect to the foregoing, the parties hereto acknowledge that the Termination Fee, in the circumstances in which such fee becomes payable, constitutes a reasonable estimate of the Losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages and is not a penalty. For the avoidance of doubt, the parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Except in the event of Fraud, WHP’s right to receive the Termination Fee pursuant to and in accordance with Section 8.2(b), if any, shall be the sole and exclusive remedies of WHP and its former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, shareholders, equity holders, managers, members, partners, agents, attorneys, advisors, financing sources or other Representatives or any of the foregoing’s respective successors or assigns pursuant to this Agreement and the transactions contemplated hereby, including for any loss or monetary damages suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the transactions contemplated by this Agreement to be consummated.

Article XI         MISCELLANEOUS

Section 11.01 Expenses. All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses; provided that (a) all fees paid in respect of all applications, filings or notices with respect to the transfer of the Contributed Assets (including pursuant to the Contribution Agreement) shall be borne 50% by WHP and 50% by Parent and (b) all filing fees paid in respect of the filings under the HSR Act shall be borne 50% by Parent and 50% by WHP. For the avoidance of doubt, WHP shall pay all fees, costs and expenses in connection with the R&W Insurance Policy.

Section 11.02 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent:	One Express Drive Columbus, OH 43230 Attention: [*****] Email: [*****]

with a copy to:	Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 E-mail: eric.schiele@kirkland.com; rachael.coffey@kirkland.com Attention:Eric L. Schiele; Rachael G. Coffey

If to Seller:	One Express Drive Columbus, OH 43230 Attention: [*****] Email: [*****]

with a copy to:	Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 E-mail: eric.schiele@kirkland.com; rachael.coffey@kirkland.com Attention:Eric L. Schiele; Rachael G. Coffey

If to WHP:	WH Borrower, LLC c/o WHP Global 530 Fifth Avenue, 12th Floor New York, New York 10036 E-mail: [*****] Attention: [*****]

with a copy to:	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 E-mail: jzachariah@goodwinlaw.com; kmaswoswe@goodwinlaw.com Attention: Joshua M. Zachariah; R. Kirkie Maswoswe

or such other address or email address as such party may hereafter specify by like notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.03 Construction.

(a)

When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to the Investor” and words of similar import refer to documents (A) posted to the virtual data room for Project Wardrobe by or on behalf of Parent or (B) delivered in Person or electronically to the Investor or its respective Representatives. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. In the event that the Common Stock is listed on a national securities exchange other than NYSE, all references herein to NYSE shall be deemed to be references to such other national securities exchange. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein. References to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b)

The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 11.04 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 11.05 Entire Agreement. This Agreement, including the Disclosure Schedule, together with the other Ancillary Documents constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.

Section 11.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties and in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned. No assignment shall relieve the assigning Party of any of its obligations hereunder unless and until such obligations have been performed or satisfied. Notwithstanding anything herein to the contrary, WHP, Parent or the Company may collaterally assign any or all of its rights and interests hereunder to any provider of debt financing.

Section 11.07 No Third-Party Beneficiaries. Except as provided in Article IX, no provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder. Without limiting the generality of the foregoing, the parties expressly confirm their agreement that any Financing Source shall be entitled to rely on and enforce the provisions of Sections 9.09, 11.06, 11.07, 11.08, 11.10, 11.11 and 11.12.

Section 11.08 Amendment and Modification. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto. Notwithstanding anything to the contrary, Sections 9.09, 11.06, 11.07, 11.08, 11.10, 11.11 and 11.12, (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Debt Financing Sources without the Debt Financing Sources’ prior written consent.

Section 11.09 Waiver. WHP and Parent may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the WHP or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 11.10 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles. Notwithstanding the foregoing, each of the parties hereto agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the sources of the Debt Financing in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 11.11 Submission to Jurisdiction. All Actions arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 11.11 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 11.02 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment. Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement, the Debt Commitment Letter, or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 11.12 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

Section 11.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE DEBT COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (INCLUDING ANY SUCH CONTROVERSY INVOLVING ANY FINANCING SOURCE) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY

OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY SUCH PROCEEDING AGAINST ANY FINANCING SOURCE). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.12.

Section 11.13 Specific Performance. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to cause the Closing to occur, and that time is of the essence. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Parent to cause the Membership Interest Purchase Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts described in Section 11.11 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Membership Interest Purchase Transactions and without that right, neither Parent nor WHP would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.14 Counterparts. This Agreement and the Ancillary Documents may be executed in one or more counterparts (including by facsimile and electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto (including by electronic signature) and delivered to the other parties hereto (including electronically, e.g., in PDF format).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized officers.

PARENT:

EXPRESS, INC., a Delaware corporation

By: /s/ Timothy Baxter
Name: Timothy Baxter
Title: Chief Executive Officer

SELLER:

EXPRESS, LLC, a Delaware limited liability company

By: /s/ Timothy Baxter
Name: Timothy Baxter
Title: Chief Executive Officer

WHP:

WH BORROWER, LLC, a Delaware limited liability company

By: /s/ Yehuda Shmidman
Name: Yehuda Shmidman
Title: Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

Exhibit A

Form of Contribution Agreement

[Intentionally Omitted]

EXHIBIT B

Form of Operating Agreement

[Intentionally Omitted]

EXHIBIT C

Form of License Assignment

[Intentionally Omitted]